SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO

   Tender Offer Statement Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

                                 Printware, Inc.
                           ( Name of Subject Company)

                                  Piranha, Inc.
                        (Name of Filing Person--Offeror)

                             SHARES OF COMMON STOCK
                         (Title of Class of Securities)

                                   742580-10-3
                      (CUSIP Number of Class of Securities)

                                RICHARD S. BERGER
                                  Piranha, Inc.
            33 N. LaSalle Street, 33rd Floor, Chicago, Illinois 60602
                                 (312) 664-7852
                  (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Person)

                                    Copy to:

                              BRUCE P. GOLDEN, Esq.
                          Bruce P. Golden & Associates
                            4137 N. Hermitage Avenue
                             Chicago, Illinois 60613
                                 (773) 248-4905

                            CALCULATION OF FILING FEE

                                 Not Applicable

                          Amount Previously Paid: None

                          Form or Registration No: N/A
                                Filing Party: N/A
                          Date Filed: December 18, 2000

[X] Check the box if the filing relates solely to preliminary communication made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third party tender offer subject to Rule 14d-1. [ ] issuer tender offer subject to Rule 133-4. [ ] going-private transaction subject to Rule 13e-3 [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]